Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 9 to the Registration Statement on Form S-1 (No.333-239150) of our report dated January 19, 2023, relating to the financial statement of wShares Bitcoin Fund (the “Company”) as of December 31, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York
February 13, 2023